Exhibit (h)(3)

BLACKROCK PREFERRED PARTNERS LLC

DISTRIBUTION AND SERVICE PLAN

August 22, 2011

This Distribution and Service Plan (the “Plan”) has been adopted in conformity with Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by BlackRock Preferred Partners LLC, a Delaware limited liability company (the “Fund”), with respect to the various classes of shares (each, a “Class”) listed on Appendix A hereto, as amended from time to time, subject to the terms and conditions set forth herein.1 The Service Fees (as defined herein) payable pursuant to the Plan are fees payable for the administration and servicing of shareholder accounts, as more fully described in Section 2 below, and not costs which are primarily intended to result in the sale of the Fund’s shares and which would require approval pursuant to the Rule.

While the Rule does not apply to closed-end funds such as the Fund, the Fund has determined to comply with the provisions of the Rule as if it applied to the Fund, as a matter of best practice, since the Fund will continuously offer its shares through a distributor.

1.            Distribution Fees

a. Pursuant to the Plan, the Fund may pay to (i) the Distributor of its shares, BlackRock Investments, LLC, (the “Distributor”), and/or (ii) BlackRock Advisors, LLC or any other affiliate of PNC Bank, National Association or Merrill Lynch & Co., Inc. (collectively, “BlackRock”), with respect to and at the expense of each Class listed on Appendix A hereto, a fee for distribution and sales support services, as applicable, and as more fully described in Section 1(b) hereof (the “Distribution Fee”), such fee in the aggregate to be at the annual rate specified with respect to such Class under the column “Distribution Fee” on Appendix A hereto.

b. Payments of the Distribution Fee under the Plan shall be used primarily to compensate the Distributor for distribution services and sales support services provided, and/or to BlackRock for sales support services provided, respectively, in connection with the offering and sale of shares of the applicable Class, and to reimburse the Distributor and/or BlackRock for related expenses incurred, including payments by the Distributor and/or BlackRock to compensate or reimburse brokers, dealers, other financial institutions or other industry professionals (collectively, “Selling Agents”), for sales support services provided and related expenses incurred by such Selling Agents. The

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1
The Fund intends to apply to the Securities and Exchange Commission for exemptive relief to issue multiple classes of shares. As of the date of this Plan the Fund is only authorized to offer one class of shares.

services and expenses described in this Section 1(b) may include, but are not limited to, the following: (i) the development, formulation and implementation of marketing and promotional activities, including direct mail promotions and television, radio, magazine, newspaper, electronic and other mass media advertising; (ii) the preparation, printing and distribution of prospectuses and reports (other than prospectuses or reports used for regulatory purposes or for distribution to existing shareholders); (iii) the preparation, printing and distribution of sales literature; (iv) expenditures for sales or distribution support services such as for telephone facilities and in-house telemarketing; (v) preparation of information, analyses and opinions with respect to marketing and promotional activities; (vi) commissions, incentive compensation or other compensation to, and expenses of, account executives or other employees of the Distributor, BlackRock or Selling Agents, attributable to distribution or sales support activities, as applicable, including interest expenses and other costs associated with financing of such commissions, compensation and expenses; (vii) travel, equipment, printing, delivery and mailing costs, overhead and other office expenses of the Distributor, BlackRock or Selling Agents, attributable to distribution or sales support activities, as applicable; (viii) the costs of administering the Plan; (ix) expenses of organizing and conducting sales seminars; and (x) any other costs and expenses relating to distribution or sales support activities.

c. Payments of the Distribution Fee on behalf of a particular Class must be in consideration of services rendered for or on behalf of such Class. However, joint distribution or sales support financing with respect to the shares of the Class (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of the Distributor or BlackRock) shall be permitted in accordance with applicable law. Payments of the Distribution Fee under Section 1 of the Plan may be made without regard to expenses actually incurred.

d. It is acknowledged that the Distributor, BlackRock and other affiliates of PNC Bank, National Association, Merrill Lynch & Co., Inc. and other parties that receive fees from the Fund may each make payments without limitation as to amount relating to distribution or sales support activities, as applicable, in connection with each Class out of its past profits or any additional sources other than the Distribution Fee which are available to it.

2.            Service Fees

a. Pursuant to the Plan, the Fund shall pay, with respect to and at the expense of each Class listed on Appendix A hereto, a fee in respect of the provision of personal services to shareholders of such Class, as more fully described in Section 2(b) hereof (the “Service Fee”), such fee to be at the annual rate specified with respect to such Class under the column “Service Fee” on Appendix A hereto. The Fund shall determine the amount of the Service Fee to be paid to one or more brokers, dealers, other financial institutions or other industry professionals (including BlackRock) (collectively, “Service Agents”) and the basis on which such payments will be made. Payments to a Service

Agent will be subject to compliance by the Service Agent with the terms of any related Plan agreement entered into by the Service Agent.

b. Payments of the Service Fee shall be used to compensate Service Agents for general shareholder liaison services provided with respect to shareholders in the related Class of the related Portfolio, including, but not limited to, (i) answering shareholder inquiries regarding account status and history, the manner in which purchases, exchanges and redemptions of shares may be effected and certain other matters pertaining to the shareholders’ investments; and (ii) assisting shareholders in designating and changing dividend options, account designations and addresses.

c. Payments of the Service Fee under Section 2 of the Plan may be made without regard to expenses actually incurred.

3.            Calculation and Payment of Fees

The amount of the Distribution Fee and Service Fee payable with respect to each Class listed on Appendix A hereto shall be calculated and paid monthly, at the applicable annual rates indicated on Appendix A. The Distribution Fee and Service Fee shall be calculated and paid separately for each Class.

4.            Approval of Plan

The Plan will become effective immediately, as to any Class, upon its approval by (a) a majority of the Board of Directors, including a majority of the directors who are not “interested persons” (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan, and (b) with respect to Section 1 of the Plan only, a majority of the outstanding shares (as defined in the 1940 Act) of such Class.

5.            Continuance of the Plan

The Plan will continue in effect for so long as its continuance is specifically approved at least annually by the Fund’s Board of Directors in the manner described in Section 4(a) above.

6.            Additional Classes

The Plan shall become effective with respect to Classes not currently listed on Appendix A hereto upon obtaining the requisite approvals with respect to such Classes in accordance with Section 4 above.

7.            Termination

The Plan may be terminated at any time with respect to any Class without penalty by (a) a vote of a majority of the Directors who are not “interested persons” (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, or (b) a vote of a majority of the outstanding shares (as defined in the 1940 Act) of such Class. The termination of the Plan with respect to any Class shall not result in the termination of the Plan with respect to any other Class.

8.            Amendments

The Plan may not be amended with respect to any Class so as to increase materially the amount of the Distribution Fee described in Section 1 above with respect to such Class unless the amendment is approved by a vote of at least a majority of the outstanding shares (as defined in the 1940 Act) of such Class and otherwise complies with Rule 18f-3(d) under the 1940 Act or any successor provision as in effect at the time of such amendment. In addition, no material amendment to the Plan may be made unless approved by the Fund’s Board of Directors in the manner described in Section 4(a) above.

9.            Selection of Certain Directors

While the Plan is in effect, the selection and nomination of the Fund’s Directors who are not “interested persons” of the Fund (as defined in the 1940 Act) will be committed to the discretion of the Directors then in office who are not “interested persons” (as so defined) of the Fund.

10.          Written Reports

While the Plan is in effect, the Fund’s Board of Directors shall receive, and the Directors shall review, at least quarterly, written reports complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

11.          Preservation of Materials

The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 10 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

12.          Miscellaneous

The captions in the Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

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IN WITNESS WHEREOF, the Fund has executed this Plan as of the date first above written on behalf of each Class listed on Appendix A hereto.

BLACKROCK PREFERRED PARTNERS LLC

By:	/s/ Brendan Kyne
Name: Brendan Kyne
Title: Vice President

Signature Page to BlackRock Preferred Partners 12b-1 Plan - 1

APPENDIX A TO DISTRIBUTION AND SERVICE PLAN

BLACKROCK PREFERRED PARTNERS LLC

Class of Shares	Distribution Fee	Service Fee

Initial	0.75%	0%

Agreed to and accepted as of August 22, 2011.

BLACKROCK PREFERRED PARTNERS LLC

By:	/s/ Brendan Kyne
Name: Brendan Kyne
Title: Vice President

Signature Page to BlackRock Preferred Partners 12b-1 Plan - 2